Exhibit 16.1

Moore Australia Level 12, 10 Eagle Street Brisbane QLD 4000 GPO Box 475 Brisbane QLD 4001 T +61 7 3340 3800 E brisbane@moore-australia.com.au www.moore-australia.com.au

May 16, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the section entitled “Change in Registrant’s Certifying Accountant” in the registration statement on Form F-4, filed April 24, 2025, as amended and as may be further amended, of Sayona Mining Limited.

We are in agreement with the statements contained in the third, fourth and seventh paragraphs under the section entitled “Change in Registrant’s Certifying Accountant” therein and have no basis to agree or disagree with other statements of the registrant contained therein.

Yours faithfully

/s/ Moore Australia Audit (QLD) Pty Ltd

Moore Australia Audit (QLD) Pty Ltd
Chartered Accountants

/s/ Ann-Maree Robertson

Ann-Maree Robertson
Director

Moore Australia Audit (QLD) Pty Ltd – ABN 49 115 261 722. Registered Audit Company 299289.
An independent member of Moore Global Network Limited - members in principal cities throughout the world.
Liability limited by a scheme approved under Professional Standards Legislation.